Exhibit 4.07

THIS AGREEMENT is made on Monday 10 April 2006 BETWEEN

(1)	RIO TINTO LONDON LIMITED whose registered office is at 6 St James's Square, London, SW1Y 4LD (the “Company"); and
(2)	THOMAS ALBANESE of “Woodpeckers”, Pachesham Park, Oxshott, Surrey T22 0DJ, (the “Director")

WHEREBY IT IS AGREED as follows:-

INTERPRETATION

1.	In this Agreement (including the Schedule attached):-
(A)	the headings are for ease of reference only and should be ignored when construing the terms of this Agreement;
(B)	the following words have the respective meanings set alongside them:-
"Boards of Directors"

means the Boards of Directors of Rio Tinto plc and Rio Tinto Limited as the same may be constituted from time to time or such other person or persons as such Boards of Directors may nominate as its representative for the purpose of this Agreement;

"Employment"	means the employment established by this Agreement;
"Rio Tinto"	means Rio Tinto plc and Rio Tinto Limited or either of theim as the context permits;
"Group"

means Rio Tinto and all their subsidiaries from time to time, together with all other companies in which from time to time Rio Tinto owns directly or indirectly at least 20% of the equity share capital;

"holding company"	has the meaning given in Section 736 of the Companies Act 1985;
"subsidiary"	has the meaning given in Section 736 of the Companies Act 1985;
“confidential information”

means any manufacturing process, formula, design, programme, calculation, method, specification or any other trade secret of Rio Tinto or any associated company either during or at any time after the Employment; and any other confidential information not comprising a trade secret but relating to the business of the Rio Tinto or any associated company including but not limited to their plans, procedures, products, equipment, sales, prices, contractual terms, trade connections, transactions, accounts, finances, reports, papers, data and other information prepared for the Rio Tinto or acquired by the Rio Tinto, and affairs of the Rio Tinto (except where necessary for carrying out your duties as a Director) either during or at any time after the Employment; and

“associated company”	is defined as “any company in which Rio Tinto has an interest”.
(C)	reference to an Act of Parliament shall be deemed to include any statutory modification or re-enactment whenever made; and
(D)	where the context so admits the masculine shall include the feminine and the singular shall include the plural and vice versa.

THE EMPLOYMENT

2.

The Company agrees to employ the Director and the Director agrees to serve as Executive Director of Rio Tinto (or in such other capacity as the parties may agree from time to time) subject to and in accordance with the terms of this Agreement. This Agreement is in substitution for all (if any) previous contracts of service between the parties.

DURATION OF EMPLOYMENT

3.	(A)	This Agreement and the Employment shall begin on the Director's appointment as an Executive Director of Rio Tinto on 7 March 2006 and shall continue subject as hereinafter mentioned until terminated by either party giving to the other not less than one year’s previous notice.
(B)

Unless otherwise expressly agreed in writing, this Agreement and the Employment shall, notwithstanding sub-clause (A) above, automatically terminate (if not already terminated) on the last day of the month in which the Director attains the age of 60 years.

(C)

The Company may at its sole discretion pay salary at the rate set out in Clause 6A (or such other rate as has been agreed between the parties) in lieu of any required period of notice (less any deductions the Company is required by law to make).

DUTIES OF THE DIRECTOR

4.	(A)	The Director shall during the Employment:-
		(i)	unless prevented by ill health or accident and except during holidays permitted by this Agreement devote the whole of his time, attention and skill to the duties of his Employment;
		(ii)	faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to or vested in him;
		(iii)	comply with all rules and regulations from time to time issued by the Company to its employees;
		(iv)	obey all reasonable and lawful directions given to him by or under the authority of the Boards of Directors provided that such rules, regulations and directions are compatible with the Director's status as Executive Director of Rio Tinto;
		(v)	conform to such hours of work as may from time to time reasonably be required of him to carry out his duties to the satisfaction of the Boards of Directors and shall not be entitled to receive any additional remuneration for work outside normal business hours;
		(vi)	use his best endeavours to promote the interests and reputation of the Group; and
		(vii)	not do anything which is harmful to the Group.
(B)

The Director shall disclose promptly in writing to the Boards of Directors all his interests in any business other than that of any other member of the Group. The Director shall not during the continuance of the Employment (except as a representative of Rio Tinto or with the consent in writing of the Boards of Directors) be directly or indirectly engaged or concerned in the conduct of any business, trade, profession or other occupation (whether as an employee, consultant, agent, director or otherwise) nor shall the Director be directly or indirectly financially interested in any such business save through his holding or being interested in investments not representing more than five per cent of the issued investments of any class of any one company which are listed on any recognised Stock Exchange

(C)

The Director shall be required to work at the principal office of the Company or, subject to consultation with the Director, at such other location in the UK or elsewhere as the Boards of Directors shall from time to time direct and he shall be required to travel outside the United Kingdom as directed by the Boards of Directors from time to time.

(D)

The Director shall (and shall procure that his wife and dependent children) comply with Part V of the Criminal Justice Act 1993 and he shall not (and shall procure that his spouse and dependent children do not) deal or become or cease to be interested (within the meaning of Part I of Schedule 13 of the Companies Act 1985) in any shares or debentures of Rio Tinto and RTL or any other member of the Group except in accordance with and rules or policies issued by the Company from time to time in relation to the holding or trading of securities.

CONFIDENTIALITY

5.	(A)

Without prejudice to any other duty owed to the Company or any other member of the Group under which the Director has to keep secret information received or obtained by him in confidence, the Director agrees that he shall not use, divulge or communicate to any person, firm or organisation (other than in the course of properly performing his duties or with the consent of the Board of Directors or as required by law) any Confidential Information which he may have received or obtained while in the services of the Company. This restriction will continue to apply after the termination of the Employment without limit in time but will not apply to confidential information which becomes public other than through unauthorised disclosure by the Director. The Director shall also use his best endeavours to prevent the unauthorised use, publication or disclosure of any such Confidential Information.

(B)

Since the Director is likely to obtain in the course of the Employment information disclosed in confidence from other members of the Group and other persons, firms or organisations, the provisions of sub-Clause (A) of this Clause shall apply mutatis mutandis to such information. The Director shall, at the request of the Company, enter into an agreement or undertaking with other members of the Group and such other persons, firms or organisations in the same terms mutatis mutandis as sub-Clause (A).

REMUNERATION OF THE DIRECTOR, BENEFITS, HOLIDAYS AND EXPENSES

6.	(A)

The Company shall pay to the Director during the continuance of the Employment a salary at the rate of US$790,000 per annum until 30 June 2006, rising to £560,000 with effect from 1 July 2006. The salary less deductions shall be payable by equal monthly payments in arrears by bank credit transfer on or before the twenty-fifth day of each month. Salary shall be reviewed from time to time at the discretion of the Company. The Director shall be entitled to a taxable housing allowance of £1,500 per week, reducing on 25 March each year by £500.

	(B)	To the extent that the Director is entitled to receive any Director's fees or other remuneration in respect of services performed for other companies in the Group he shall account for the same to the Company. However, the Director may, at his request, be permitted by the Company to receive and retain such fees or other remuneration, in which event his basic remuneration from the Company shall be reduced pro tanto. For such purpose, sums paid in a foreign currency shall be converted into pounds sterling at the rate prevailing on the first day of the month in which the fees or other remuneration were paid to the Director unless otherwise agreed between the Company and the Director.

Except to the extent agreed by the Remuneration Committee of the Directors of Rio Tinto and RTL, the Director shall make over to the Company any fees, salary or emoluments paid to him for performing services other than to the Company or other members of the Group.
(i)	The Company shall provide a motor car for the use of the Director which, unless otherwise agreed, shall be in accordance with the Company's car scheme.
(ii)

The Director shall be entitled to participate in such relevant Long Term Incentive Plans and Short Term Incentive Plans as Rio Tinto may from time to time have in place, subject to approval by the Remuneration Committee of any awards and grants made under any of these Plans. The Director shall be entitled to participate in the Rio Tinto Share Ownership Plan (RTSOP) and the Rio Tinto Share Savings Plan in accordance with the rules of those Plans.

(iii)

The Director shall be eligible for Company-paid private health care insurance in the UK under the Rio Tinto Medical Expenses Plan and will also be eligible for annual health assessment. The Director is eligible to participate in the Rio Tinto America retiree medical plan in effect at the date of retirement.

(C)

There shall be refunded to the Director all reasonable out-of-pocket expenses properly incurred and defrayed by him in the performance of his duties in the course of his Employment including expenses of entertainment, subsistence and travelling. The Director shall produce to the Company at its request all supporting vouchers and documents in respect of such expenses.

(D)

The Director shall be entitled without loss of remuneration to 28 days holiday in each year (in addition to English Bank and other public holidays) to be taken at such time or times as are convenient to the Company but so that up to four of such days' holiday shall be on days specified by the Company. Annual holiday must be taken by 30 April of the following year. For part years the Director’s holiday entitlement for the year will be pro rated to the length of his service in that year. No entitlement to holiday pay in lieu will arise in any circumstances.

(E)

Subject to the terms of Clause 8(A) below, during any period of absence from work due to sickness, injury or otherwise salary payable to the Director under the terms of this Agreement will continue to be payable for a period of up to six months and thereafter at the discretion of the Boards of Directors.

(F)	Without prejudice to the Company’s right to terminate the Employment at any time in accordance with clause 3 or clause 8
	(i)	salary payable to the Director under this agreement will cease after 6 consecutive months of absence from work due to illness or injury; and
(ii)

the amount of any benefit which the Director is entitled to claim during that period of absence under any Social Security or National Insurance Scheme and/or any scheme of which the Director is a non-contributory member by virtue of the Employment will be deducted from any salary paid to him. The Company will pay the Director statutory sick pay under the Social Security Contributions and Benefits Act 1992 (as amended) and any salary paid to him will be deemed to include statutory sick pay. The Company reserves the right to offset the amount of these benefits against salary paid to the Director even if the Director has not recovered them.

If the Director is absent from work due to sickness or injury which is caused by the fault of another person, and as a consequence recovers from that person or another person any sum representing compensation for loss of salary under this agreement, the Director will repay to the Company any money it has paid to him as salary in respect of the same period of absence.
(G)	(i)	The Director is entitled to membership of the Rio Tinto Pension Fund, subject to and in accordance with the rules of the relevant scheme as amended from time to time. Details are provided in the attached addendum.
(ii)	Subject to the Director joining the Rio Tinto Pension Fund and subsequently not voluntarily opting out of membership, the Director will be entitled to benefits as set out in the attached letter. Any benefits applicable under the Rio Tinto Pension Fund will be offset by benefits applicable under the Rio Tinto America Inc. Retirement Plan and the Senior Executive Retirement Plan.
(iii)	The employment of the Director is not contracted-out of the State Earnings Related Pension Scheme and National Insurance contributions will be paid at the Not Contracted-Out standard rate.
(iv)

In the event that a US tax liability arises in respect of actual or deemed contributions to the Rio Tinto Pension Fund, the Company will tax equalise the Director to the UK in respect of such actual or deemed contributions. Tax equalisation will only apply subject to the Director having first utilised all available foreign tax credits. The continuing appropriateness of this provision will be reviewed by the Remuneration Committee after five years.

PATENTS AND INVENTIONS

7.	(A)

If the Director (whether alone or with others) shall at any time during the period of the Employment make an invention (whether or not patentable) within the meaning of the Patents Act 1977 (hereinafter called an "Invention") relating to or capable of being used in the business of the Company or any other member of the Group he shall promptly disclose to the Company full details thereof to enable the Company to assess the Invention and to determine whether under the applicable law the Invention is the property of the Company.

(B)

If any Invention belongs to the Company the Director shall consider himself as a trustee for the Company in relation to each such Invention and shall, at the request and expense of the Company, do all things necessary to vest all right, title and interest in any such Invention in the Company or its nominee absolutely as legal and beneficial owner and to secure and preserve full patent or other appropriate forms of protection therefor in any part of the world.

(C)

If an Invention does not belong to the Company, the Company shall have the right to acquire for itself or its nominee the Director's rights therein within three months after disclosure pursuant to sub-Clause (A) of this Clause on fair and reasonable terms to be agreed or in default of agreement within one month to be acquired at a price to be determined by a single expert to be nominated in default of agreement, at the request of either the Company or the Director, by the President for the time being of the Chartered Institute of Patent Agents or in default by the Courts.

(D)

If the Director (whether alone or with others) shall at any time during the period of the Employment create or make any discovery, design or other work (whether registerable or not and whether or not a copyright work), which is not an Invention or made or created by the Director and wholly unconnected with the Employment (hereinafter called "Works"), the Director shall forthwith disclose to the Company full details thereof and shall consider himself as a trustee for the Company in relation to all such Works. The Director shall at the request and expense of the Company execute and do all instruments and things necessary to vest all right, title and interest in and to any such Works in the Company or its nominee absolutely as legal and beneficial owner.

(E)

In consideration of the Company entering into this Agreement the Director hereby assigns to the Company by way of assignment of future copyright the copyright, design and other proprietary rights if any for the full term thereof throughout the world in respect of all copyright works created or made by the Director during the period of the Employment (except only those copyright works created or made by the Director and wholly unconnected with the Employment).

(F)

The copyright in all articles, designs, drawings, programs, calculations, specifications, photographs and other similar documents and written material produced by the Director in the course of his duties with the Company shall belong to the Company and all such matters (including but not limited to customer lists, correspondence and any other records) and copies thereof in his possession shall be returned to the Company on termination of employment.

(G)

If the Director generates any Information or is involved in generating any Information during the Employment he will promptly give to the Company full details of it and he acknowledges that such Information belongs to the Company.

“Information” means any idea, method or information, which is not an Invention or Work, generated by the Director either:
(i)	in the course of his Employment; or
(ii)	outside the course of his Employment but relating to the business, finance or affairs of any Group Company.
(H)	If the Director becomes aware of any infringement or suspected infringement of any intellectual property right in any Invention, Work or Information he will promptly notify the Company in writing.
(I)

The Director will not disclose or make use of any Invention, Work or Information without the Company’s prior written consent unless the disclosure is necessary for the proper performance of his duties.

(J)

So far as permitted by law the Director irrevocably waives any rights he may have under Chapter IV (moral rights) of Part 1 of the Copyright, Designs and Patents Act 1988 and any foreign corresponding rights in respect of all Works.

(K)	The Director agrees that he will not by his acts or omissions do anything which would or might prejudice the rights of the Company under clause 7.
(L)

The Director will not make copies of any computer files belonging to any Group Company or their service providers and will not introduce any of his own computer files into any computer used by any Group Company in breach of any Group Company policy, unless he has obtained the consent of the Boards of Directors.

(M)

By entering into this agreement the Director irrevocably appoints the Company to act on his behalf to execute any document and do anything in his name for the purpose of giving the Company (or its nominee) the full benefit of the provision of clause 7 or the Company’s entitlement under statute. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by clause 7, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing falls within that authority.

(N)

Rights and obligations under this Clause shall continue in force after the termination of this Agreement in respect of each Invention and Works and shall be binding upon the representatives of the Director.

TERMINATION

8.	(A)

If the Director (owing to sickness, injury or otherwise) does not perform his duties hereunder for a period of at least 180 days (whether or not consecutive) in any period of 365 days the Company shall (without prejudice to any other provision hereof) be entitled by written notice to the Director (given at the expiry of such period or at any time thereafter while the Director continues not to perform his duties hereunder) to terminate this Agreement and the Employment forthwith. For the purposes of this sub-Clause (A) "days" means days of the week, whether or not normal working days.

(B)

Notwithstanding any other provision of this Agreement, the Company shall (without prejudice to the other rights and remedies of the Company) be entitled to terminate this Agreement and the Employment forthwith, and without compensation, if the Director:-

(i)

commits any serious or persistent breach of his obligations under this Agreement, refuses or neglects to comply with any lawful order or direction given to him by the Boards of Directors, or is guilty of any gross default or misconduct in connection with or affecting the business of the Company or any other member of the Group or conducts himself in a manner prejudicial to the Company or is guilty of conduct tending to bring himself or the Company into disrepute; or

(ii)	is guilty of dishonesty or is convicted of an offence (other than a motoring offence which does not result in imprisonment) in all cases whether or not in connection with the Employment; or
(iii)	commits (or is reasonably believed by the Boards of Directors to have committed) a breach of any legislation in force from time to time which may affect or relate to the business of the Company; or
(iv)

becomes of unsound mind, is bankrupted or has a receiving order made against him or makes any general composition with his creditors or takes advantage of any statute for the time being in force affording relief for insolvent debtors; or

(v)	becomes prohibited by law from being a director of a company.
whereupon the Director shall have no claim against the Company for damages or otherwise by reason of such termination.

GARDEN LEAVE

9.	(A)

At any time after notice to terminate the Employment is given by either party under clause 3 above, or if the Director resigns without giving due notice and the Company does not accept his resignation, the Company may require the Director to comply with any or all of the provisions in clause 9(B) and 9(C) for a maximum period of 12 months (the “Garden Leave Period”).

(B)	The Company may require that the Director does not:
(i)	enter or attend the premises of the Company or any other Group Company; or
(ii)	contact or have any communication with any customer or client of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or
(iii)

contact or have any communication with any employee, officer, director, agent or consultant of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or

(iv)	remain or become involved in any aspect of the business of the Company or any other Group Company except as required by such companies.
(C)	The Company may require the Director:
(i)	to comply with the provisions of clause 10 - Provisions upon termination; and
(ii)

to immediately resign from any directorship which he holds in the Company, any other Group Company or any other company where such directorship is held as a consequence or requirement of the Employment, unless he is required to perform duties to which any such directorship relates in which case he may retain such directorships while those duties are ongoing. The Director hereby irrevocably appoints the Company to be his attorney to execute any instrument and do anything in his name and on his behalf to effect his resignation if he fails to do so in accordance with this clause 9C.

(D)	During the Garden Leave Period, the Director will be entitled to receive his salary and all contractual benefits in accordance with the terms of this agreement.
(E)

At the end of the Garden Leave Period, the Company retains the right to pay the Director salary in lieu of the balance of any notice period as set out in paragraph 3(C) above (less any deductions the Company is required by law to make). If the Garden Leave Period lasts less than the full 12 months notice period, the Company shall not request that the Director return to the Company for the balance of the notice period.

PROVISIONS UPON TERMINATION

10.	Upon the termination of this Agreement or the Employment howsoever occasioned the Director shall:-
(A)

forthwith (i) deliver to the Company all films, photographs, tapes, models, equipment, documents (including correspondence, lists, notes, memoranda, plans, reports, papers, drawings and charts) and other materials of whatsoever nature whether originals or copies made or compiled by or delivered to the Director during the period of the Employment and concerning the business, organisation, transactions, accounts, finances or affairs of the Company and the Director shall not retain any copies; and (ii) return to the Company all other property of the Company or (as the case may be) of any other member of the Group (including any motor car made available to the Director which shall be returned in good condition (fair wear and tear excepted)) in the possession or under the control of the Director; and

(B)

forthwith at any time or from time to time thereafter upon the request of the Company, resign without claim for compensation from office as a director of the Company and all other offices held by him in any other member of the Group and should he fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents and do anything necessary or requisite to give effect thereto;

(C)	forthwith the Company shall be entitled to deduct from any monies due to the Director any sums due from the Director to the Company or any other member of the Group;
(D)

not for the period of 12 months thereafter either on his own behalf or for any other person, firm or organisation, entice or endeavour to entice away from the Company or any other Group Company any person who was to his knowledge at any time during the last 12 months of his service with the Company an employee director, officer, agent, consultant or associate of such company.

DIRECTORSHIPS

11.	(A)

Notwithstanding any other provisions in this Agreement, the Director's appointment as a director of Rio Tinto or any other member of the Group shall be subject to the Articles of Association or Constitution from time to time of the relevant company.

(B)

If the Director shall cease to be a Director of Rio Tinto this Agreement shall thereby automatically determine but if such cessation shall be caused by any act or omission of either Rio Tinto or the Director without the consent, concurrence or complicity of the other, such act or omission shall be deemed a breach of this Agreement and determination hereunder shall be without prejudice to any claim for damages in respect of such breach.

(C)	The Director must resign from any office held in any Group Company if he is asked to do so by the Company.
(D)

If the Director does not resign as an officer of a Group Company, having been requested to do so in accordance with clause C, the Company will be appointed as his attorney to effect his resignation. By entering into this agreement the Director irrevocably appoints the Company as his attorney to act on his behalf to execute any document or do anything in his name necessary to effect his resignation in accordance with clause C. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause C, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing falls within that authority.

(E)	The termination of any directorship or other office held by the Director will not terminate the Director’s employment or amount to a breach of terms of this agreement by the Company.
(F)	During the Employment the Director will not do anything which could cause him to be disqualified from continuing to act as a director of any Group Company.
(G)	The Director must not resign his office as a director of any Group Company without the agreement of the Company.

OFFERS ON LIQUIDATION

12.

The Director will have no claim against the Company if the Employment is terminated by reason of liquidation in order to reconstruct or amalgamate the Company or by reason of any reorganisation of the Company; provided that

(i)	the Director is offered employment with the company succeeding to the Company upon such liquidation or reorganisation; and
(ii)	the new terms of employment offered to the Director are no less favourable to him than the terms of this agreement.

NOTICES

13.

Notices by either party must be given by letter or facsimile transmission ("fax") addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Director) his last known address and any such notice given by letter (unless delivered by hand) or fax shall be deemed to have been given at the time at which the letter or fax message would be delivered in the ordinary course of post or transmission as the case may be.

STATUTORY PARTICULARS

14.

The written particulars of employment required to be given to the Director under the provisions of Part I of the Employment Rights Act 1996, as amended, are, unless otherwise previously set out above, stated in the Schedule attached.

MISCELLANEOUS

15.	(A)	This agreement may only be modified by the written agreement of the parties.
	(B)	Neither the Director or the Company can assign this agreement to anyone else.
(C)

References in this agreement to rules, regulations, policies, handbooks or other similar documents which supplement it, are referred to in it or describe any pensions or other benefits arrangement are references to the versions or forms of the relevant documents as amended or updated from time to time.

(D)

This agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in it. It contains the whole agreement between the parties relating to the Employment at the date the agreement was entered into (except for those terms implied by law which cannot be excluded by the agreement of the parties). The Director acknowledges that he has not been induced to enter into this agreement by any representation, warranty or undertaking not expressly incorporated into it. The Director agrees and acknowledges that his only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

(E)	Neither party’s rights or powers under this agreement will be affected if:
(i)	one party delays in enforcing any provision of this agreement; or
(ii)	one party grants time to the other party.

(F)

If either party agrees to waive his rights under a provision of this agreement, that waiver will only be effective if it is in writing and it is signed by him. A party’s agreement to waive any breach of any term or condition of this agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition.

(G)

This agreement is governed by and will be interpreted in accordance with the laws of England and Wales. Each of the parties submits to the jurisdiction of the English Courts as regards any claim or matter arising under this agreement.

IN WITNESS whereof this Agreement has been executed as a Deed the day and year first before written.

THE COMMON SEAL of Rio Tinto London Limited was hereunto affixed in the presence of:
Director	/s/ Anette Lawless
Secretary	/s/ Roger Dowding

SIGNED by TOM ALBANESE in the presence of:	/s/ Tom Albanese
Witness’s signature	/s/ Suzanne Brooks
Name	Suzanne Brooks
Address	6 St James’s Square London
Occupation	Assistant

SCHEDULE

Continuous Employment

1.

The Director's period of continuous employment with the Company began on 27 March 1981. This takes into account all (if any) previous employments with the Group which count as part of the Director's continuous period of employment in accordance with the Employment Rights Act 1996 as amended.

Grievance and Disciplinary Procedure

2.

If at any time the Director considers that he has a grievance arising out of his employment or if he is dissatisfied with any disciplinary decision affecting him, he should first attempt to resolve this by discussion with the Chairman or other appropriate Executive Director of Rio Tinto. Subject thereto the matter may be referred for determination to the Boards of Rio Tinto either through the non-executive directors of Rio Tinto or direct.

Health and Safety at Work

3.	It is a condition of the Director's Employment that he will comply with the Company's health and safety policy, which has been prepared in accordance with the Health and Safety at Work Etc Act 1974.

Other Terms

4.

Except as otherwise stated in the Agreement (including this Schedule) there are no other terms or conditions of employment relating to remuneration, hours of work, normal working hours, entitlement to holidays (including public holidays and holiday pay), incapacity for work due to sickness or injury or to pensions or pension schemes.